Exhibit 99.1
JLL Income Property Trust

Awarded Nareit “Leader in the Light” for Sustainability

Chicago (December 16, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced today that the firm was a 2024 recipient of Nareit’s “Leader in the Light” award for its efforts in sustainability and environmental practices.

Nareit presented the 19th annual “Leader in the Light” awards at its REITworld 2024 Annual Conference. These awards are given to REITs that demonstrate leadership in implementing sustainable and socially responsible investment and operating practices, good governance and transparency. The 2024 “Leader in the Light” awards are based on the results of the GRESB Annual Real Estate Assessment and responses to supplemental questions scored by an interdisciplinary panel of judges. This year, Nareit introduced a new category for public non-listed REITs (PNLR) – more commonly known as NAV REITs – and JLL Income Property Trust received the PNLR “Leader in the Light” award for 2024.

“We believe sustainability initiatives can drive value and mitigate risk, and we integrate these principles in our portfolio construction, acquisitions and asset management activities, resulting in a tailored approach to each property in our portfolio,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We are honored to be the first NAV REIT to receive this prestigious award, and thank Nareit for their leadership in driving more environmentally sound practices in the industry.”

“Significant steps are being taken by REITs to implement sustainable, transparent practices that strengthen resilience, add investor value, and positively impact communities,” said Nareit President & CEO Steven A. Wechsler. “We are honored to be part of an industry committed to sustainability, with our members leading the way in driving those initiatives.”

“We are thrilled to recognize our members who have set the standard for advancing sustainability practices in their buildings and local communities and who are driving meaningful impact,” said Nareit Senior Vice President of Environmental Stewardship & Sustainability Jessica Long.

Nareit serves as the worldwide representative voice for REITs and real estate companies. The organization’s members are REITs and other real estate companies that own, operate, and finance income-producing real estate, as well as those firms and individuals who advise, study, and service those businesses. Nareit recognizes the achievements and contributions of its members and industry professionals through its annual awards program, presenting member companies with awards for sustainability practices, social responsibility efforts, and communications with investors.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 (312) 228-2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com